Exhibit 4.2

VTEX 2021 Share Plan

(adopted on November 11, 2021)

1.	ESTABLISHMENT AND PURPOSE.

The purpose of this Plan is to attract, incentivize and retain Employees, Outside Directors and Consultants through the grant of Awards. The Plan provides for the direct award or sale of Shares and the grant of Options to purchase Shares, Restricted Share Units to acquire Shares and other equity or equity based awards. Options granted under the Plan may be ISOs intended to qualify under Code Section 422 or Nonstatutory Options which are not intended to so qualify.

Capitalized terms are defined in Section 13.

2.	ADMINISTRATION.

a) Committees of the Board of Directors.

The Plan may be administered by one or more Committees. Each Committee shall consist, as required by applicable law, of one or more members of the Board of Directors who have been appointed by the Board of Directors. Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. If no Committee has been appointed, the entire Board of Directors shall administer the Plan. Any reference to the Board of Directors in the Plan or an Award Agreement shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board of Directors is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

b) Authority of the Board of Directors.

Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan, including the authority to (i) designate Eligible Individuals to receive Awards and grant Awards to such Eligible Individuals under the Plan, (ii) determine the type or types of Awards to be granted to each Eligible Individual under the Plan, (ii) determine the terms and conditions of Awards granted under the Plan (including the size of the Award, the rights under the Award, the vesting schedule, any acceleration of vesting, and determination of performance criteria), (iii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, and (iv) establish, amend, suspend or waive such rules and regulations as it shall deem appropriate for the proper administration of the Plan (v) adopt one or more Sub-Plans (which may be expressed and attached as an addendum, schedule or exhibit to an Award Agreement), and (vi) make any other determination and take any other action that the Board of Directors deems necessary or desirable for the administration of the Plan, by means of written resolutions of the Board of Directors in accordance with the Articles. Notwithstanding anything to the contrary in the Plan, with respect to the terms and conditions of any Award granted to a Participant outside the United States (or otherwise subject to a jurisdiction other than the United States), the terms of such Award may vary from the provisions of the Plan, and/or may be granted pursuant to a Sub-Plan, to the extent the Board of Directors determines it necessary and appropriate to do so; provided that the terms of such Award may not vary from those Plan terms requiring shareholder approval pursuant to Section 12(d) below. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Participants and all other persons deriving their rights from a Participant.

c) Delegation.

Except to the extent prohibited by applicable law, the Board of Directors or Committee may allocate all or any portion of its responsibilities and powers with respect to his Plan to any one or more of its members and may delegate all or any part of its responsibilities and powers under this Plan to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Board of Directors or Committee at any time. Without limiting the generality of the foregoing, the Board of Directors or Committee may delegate to one or more officers of the Company, a Parent or a Subsidiary, the authority to act on behalf of the Board of Directors or Committee with respect to any matter, right, obligation, or election under this Plan which is the responsibility of, or which is allocated to, the Board of Directors or Committee herein, and which may be so delegated in accordance with applicable law, except with respect to grants of Awards to Persons (i) who are Outside Directors, or (ii) who are subject to Section 16 of the Exchange Act.

d) Board Authority.

Notwithstanding anything to the contrary contained in the Plan, and regardless of any prior allocation or delegation of authority or responsibility for the administration of the Plan, the Board of Directors shall at all times retain full authority to administer the Plan and may, in its sole discretion, at any time and from time to time, administer the Plan and grant Awards thereunder, in tandem with any previously delegated Committee or Person without revoking any such prior allocation or delegation of authority or responsibility. No member of the Board of Directors or any Person or Persons selected by it shall be liable for any action or determination made in good faith with respect to the Plan or the Awards granted hereunder.

3.	ELIGIBILITY.

a) General Rule.

Employees, Outside Directors and Consultants shall be eligible for the grant of Awards under the Plan. However, only Employees shall be eligible for the grant of ISOs. In order to determine who shall be granted an Award, the Board of Directors or Committee shall consider: (i) the duties and responsibilities of such persons; (ii) their past and prospective contributions to the success of the Company; (iii) the extent to which they are performing and will continue to perform; and/or (iv) such other factors as the Board of Directors or Committee deems relevant.

b) Ten-Percent Shareholders.

A person who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company, its Parent or any of its Subsidiaries shall not be eligible for the grant of an ISO unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the Date of Grant and (ii) such ISO by its terms is not exercisable after the expiration of five years from the Date of Grant. For purposes of this Subsection (b), in determining share ownership, the attribution rules of Code Section 424(d) shall be applied.

4.	SHARES SUBJECT TO PLAN.

a) Basic Limitation.

Subject to Section 10(a) of the Plan, 1,000,000 Shares (the “Plan Share Reserve”) shall be available for Awards under the Plan. Each Award granted under the Plan (other than Substitute Awards) will reduce the Plan Share Reserve by the number of Shares underlying the Award. Notwithstanding the foregoing, the Plan Share Reserve shall automatically renew on the first day of each fiscal year starting January 1, 2022, by a number of Shares equal to (i) the positive difference, if any, between (A) 1.8% of the Outstanding Shares on the last day of the immediately preceding fiscal year, minus (B) the Plan Share Reserve on the last day of the immediately preceding fiscal year, or (ii) the number of Shares as otherwise determined by the Board of Directors. All of these Shares may be issued upon the exercise of ISOs. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares, treasury Shares or a combination of the foregoing.

b) Additional Shares.

In the event that Shares previously issued under the Company’s Plan are forfeited due to failure to vest or repurchased by the Company, such Shares shall be added back to the Plan Share Reserve. In the event that Shares that otherwise would have been issuable under the Plan are withheld by the Company in payment of the Purchase Price, Exercise Price or withholding taxes, such Shares shall be added back to the Plan Share Reserve. Other than with respect to Substitute Awards, in the event that an outstanding Option, Restricted Share Unit or other Award for any reason expires or is canceled, forfeited or otherwise terminated, the Shares allocable to the unexercised or unsettled portion of such Option, Restricted Share Unit or other Award shall remain available for issuance under the Plan. To the extent an Award is settled in cash, the cash settlement shall not reduce the Plan Share Reserve. Notwithstanding the foregoing, in the case of ISOs, this Subsection (c) shall be subject to any limitations imposed under Section 422 of the Code and the treasury regulations thereunder.

c) Substitute Awards.

Awards may, in the sole discretion of the Board of Directors, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Plan Share Reserve; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Shares available for Awards of ISOs under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the Plan Share Reserve.

5.	TERMS AND CONDITIONS OF AWARDS OR SALES OF SHARES.

d) Share Grant or Purchase Agreement.

Each Award of Shares under the Plan shall be evidenced by a Share Grant Agreement between the Grantee and the Company. Each sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Share Purchase Agreement between the Purchaser and the Company. Such Award or sale shall be subject to all applicable terms and conditions of the Articles, the Plan and may be subject to any other terms and conditions which are not inconsistent with the foregoing and which the Board of Directors deems appropriate for inclusion in a Share Grant Agreement or Share Purchase Agreement. The provisions of the various Share Grant Agreements and Share Purchase Agreements entered into under the Plan need not be identical.

e) Duration of Offers and Nontransferability of Rights.

Any right to purchase Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Purchaser within 30 days (or such other period as may be specified in the Share Purchase Agreement) after the grant of such right was communicated to the Purchaser by the Company. Such right is not transferable and may be exercised only by the Purchaser to whom such right was granted.

f) Purchase Price.

The Board of Directors shall determine the Purchase Price of Shares to be offered under the Plan at its sole discretion. The Purchase Price shall be payable in a form described in Section 8.

6.	TERMS AND CONDITIONS OF OPTIONS.

a) Share Option Agreement.

Each grant of an Option under the Plan shall be evidenced by a Share Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Articles, the Plan and may be subject to any other terms and conditions that are not inconsistent with the foregoing and that the Board of Directors deems appropriate for inclusion in a Share Option Agreement. The provisions of the various Share Option Agreements entered into under the Plan need not be identical. All Options granted under the Plan shall be Nonstatutory Options unless the applicable Share Option Agreement expressly states that the Option is intended to be an ISO. ISOs may be granted only to Eligible Individuals who are Employees. No Option may be treated as an ISO unless the Plan has been approved by the shareholders of the Company within 12 months before or after the Plan’s adoption by the Board of Directors. Any Option intended to be an ISO which does not qualify as an ISO because it is granted to an Eligible Individual who is not an Employee, the Plan has not been properly approved by the shareholders of the Company or for any other reason it fails to qualify as an “incentive stock option” under Section 422 of the Code, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonstatutory Option appropriately granted under the Plan.

b) Number of Shares.

Each Share Option shall correspond to one (1) Share and the Share Option Agreement shall specify the number of Option Shares that are being granted and shall provide for the adjustment of such number in accordance with Section 10.

c) Exercise Price.

(i) General. The Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant. Each Share Option Agreement shall specify the Exercise Price, which shall be payable in a form described in Section 8. Subject to the preceding sentences and to the remaining provisions of this Subsection (c), the Exercise Price shall be determined by the Board of Directors in its sole discretion.

(ii) ISOs. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant, and a higher percentage may be required by Section 3(b). This Subsection (c)(ii) shall not apply to an ISO granted pursuant to an assumption of, or substitution for, another ISO in a manner that complies with Code Section 424(a).

(iii) Nonstatutory Options. Except as specifically set forth in this Subsection (c)(iii), the Exercise Price of a Nonstatutory Option shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant. This Subsection (c)(iii) shall not apply to a Nonstatutory Option granted to an Eligible Individual who is not a U.S. taxpayer on the Date of Grant or to a Nonstatutory Option that is intended either to be exempt from Code Section 409A as a “short-term deferral” or to comply with the requirements of Code Section 409A. In addition, this Subsection (c)(iii) shall not apply to a Nonstatutory Option granted pursuant to an assumption of, or substitution for, another share option in a manner that complies with Code Section 409A.

d) Vesting and Exercisability.

Each Share Option Agreement shall specify the date when all or any installment of the Option is to become vested and exercisable. The Board of Directors shall determine the vesting and exercisability provisions of the Share Option Agreement at its sole discretion. An Optionee is under no obligation to exercise an Option or any part thereof. No Option shall be exercisable unless the Optionee (i) has delivered an executed copy of the Share Option Agreement to the Company; and (ii) has delivered a written notice to the Company stating in such written notice the number of Options such Optionee desires to exercise. Upon receipt by the Company of the written notice and of proof of payment of the Exercise Price, the Company shall issue the respective shares within 60 days after the receipt of such written notice, unless it needs, at the sole discretion of the Directors, to be postponed to enable the Company to comply with any applicable procedures, regulations or listing requirements of any governmental agency, stock exchange or regulatory authority..

e) Basic Term.

The Share Option Agreement shall specify the term of the Option. The term shall not exceed 5 years from the Date of Grant, and in the case of an ISO, a shorter term may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.

f) Termination of Service (Except by Death).

Unless otherwise set forth in a Share Option Agreement, if an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following dates:

(i) The date of the termination of the Optionee’s Service regardless of Cause, or the date the Service Recipient had grounds to terminate the Optionee’s Service for Cause, if earlier; or

(ii) The expiration date determined pursuant to Subsection (e) above.

(iii) The Optionee may exercise all or part of the Optionee’s vested Options within the period set forth in the respective Share Option Agreement, but only to the extent that such Options had become vested and exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination).

In the event that the Optionee dies after the termination of the Optionee’s Service but before the end of the period set forth in the Share Option Agreement for exercise after the Optionee’s termination of Service, all or part of the vested and exercisable Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance within the same period of time set forth in the Share Option Agreement, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination).

In no event will an Option, or the Shares underlying an Option, become vested and/or exercisable after termination of the Optionee’s Service unless the Board of Directors takes affirmative action or unless expressly provided in a written agreement between the Company and the Optionee.

g) Leaves of Absence.

For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence approved by the Company in writing.

h) Death of Optionee.

If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

(i) The expiration date determined pursuant to Subsection (e) above; or

(ii) The date 30 days after the Optionee’s death, or such later date as the Board of Directors may determine .

All or part of the Optionee’s vested Options may be exercised under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death).

In no event will an Option, or the Shares underlying an Option, become vested and/or exercisable after the Optionee’s death unless the Board of Directors takes affirmative action or unless expressly provided in a written agreement between the Company and the Optionee.

i) Restrictions on Transfer of Options.

An Option may not be sold, exchanged, assigned, pledged, encumbered, hypothecated or otherwise transferred, except if transferable by the Optionee by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. If the Board of Directors so provides, in a Share Option Agreement or otherwise, a Nonstatutory Option may be transferable to the extent permitted by Rule 701 or Form S-8, as applicable, under the Securities Act. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative. No Option or any right thereunder shall be subject to execution, attachment or similar process by any creditors of the Optionee. Upon any attempted assignment, transfer (other than as permitted under the Plan), pledge, hypothecation or other encumbrance of any Option contrary to the provisions hereof, such Option and all rights thereunder shall immediately terminate and shall be null and void with respect to the transferee or assignee.

j) No Rights as a Shareholder.

An Optionee, or a transferee of an Optionee, shall have no rights as a shareholder with respect to any Shares covered by the Optionee’s Option until such person exercises such Option, sign all relevant documents, pays the Exercise Price and satisfies all applicable withholding taxes pursuant to the terms of such Option.

k) Notification upon Disqualifying Disposition of an ISO.

Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such ISO. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (i) the date that is two years after the Date of Grant of the ISO or (ii) the date that is one year after the date of exercise of the ISO. The Company may, if determined by the Board of Directors and in accordance with procedures established by the Board of Directors, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an ISO until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

7.	TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

a) Restricted Share Unit Agreement.

Each grant of Restricted Share Units under the Plan shall be evidenced by a Restricted Share Unit Agreement between the recipient and the Company. Such Restricted Share Units shall be subject to all applicable terms and conditions of the Articles, the Plan and may be subject to any other terms and conditions that are not inconsistent with the foregoing and which the Board of Directors deems appropriate for inclusion in a Restricted Share Unit Agreement. The provisions of the various Restricted Share Unit Agreements entered into under the Plan need not be identical.

Number of Shares. Each Restricted Share Unit shall correspond to one (1) Share and the Restricted Share Unit Agreement shall specify the number of Share Units being granted and shall provide for the adjustment of such number in accordance with Section 10.

b) Payment for Restricted Share Units.

No cash consideration shall be required of the recipient in connection with the grant of Restricted Share Units.

c) Vesting Conditions.

Each Restricted Share Unit Agreement shall specify the vesting requirements applicable to the Restricted Share Units subject thereto, which the Board of Directors shall determine in its sole discretion, and which may include service-based or performance-based vesting conditions.

d) Forfeiture.

Unless a Restricted Share Unit Agreement provides otherwise, upon termination of the Participant’s Service and upon such other situations specified in the Restricted Share Unit Agreement, any unvested Restricted Share Units shall be forfeited to the Company without payment.

e) Voting and Dividend Rights.

The holders of Restricted Share Units shall have no voting rights with respect to the Shares subject to the Restricted Share Units before the respective vesting and settlement of the Restricted Share Units. Prior to settlement or forfeiture, each Restricted Share Unit granted under the Plan may, at the discretion of the Board of Directors, carry with it a right to dividend equivalents. Such right will entitle the holder to be credited with an amount equal to all of the cash dividends paid on one Share while the Restricted Share Unit is outstanding. Dividend equivalents may be converted into additional Restricted Share Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares (subject always to the terms of the Articles), or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Restricted Share Units to which they attach.

f) Form and Time of Settlement of Restricted Share Units.

Vested Restricted Share Units shall be settled in such manner and at such time(s) as specified in the applicable Restricted Share Unit Agreement, which may provide for deferred settlement beyond the vesting date, provided any such deferral would not cause adverse tax consequences under Section 409A of the Code. Vested Restricted Share Units may be settled in cash, Shares, other securities, other Awards or other property, as determined in the discretion of the Board of Directors, or otherwise in accordance with the applicable Restricted Share Unit Agreement. Until Restricted Share Units are settled, the number of Shares represented by such Restricted Share Units shall be subject to adjustment pursuant to Section 10.

g) Creditors’ Rights.

A holder of Restricted Share Units shall have no rights other than those of a general creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Share Unit Agreement.

h) Modification, Extension and Assumption of Restricted Share Units.

Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding restricted share units (whether granted by the Company). The foregoing notwithstanding, no modification of a Restricted Share Unit shall, without the consent of the Participant, impair the Participant’s rights or increase the Participant’s obligations under such Restricted Share Unit.

i) Restrictions on Transfer of Restricted Share Units.

A Restricted Share Unit may not be sold, exchanged, assigned, pledged, encumbered, hypothecated or otherwise transferred, except if transferable by the Participant by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. If the Board of Directors so provides in a Restricted Share Unit Agreement or otherwise, a Restricted Share Unit may also be transferable to the extent permitted by Rule 701 or Form S-8, as applicable, under the Securities Act. No Restricted Share Unit or any right thereunder shall be subject to execution, attachment or similar process by any creditors of the Participant. Upon any attempted assignment, transfer (other than as permitted under the Plan), pledge, hypothecation or other encumbrance of any Share Unit contrary to the provisions hereof, such Share Unit and all rights thereunder shall immediately terminate and shall be null and void with respect to the transferee or assignee.

8.	PAYMENT FOR SHARES.

a) General Rule.

Unless otherwise set forth in the applicable Award Agreement, the entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased; provided, that the Board of Directors, in its sole discretion and subject to the terms of the Articles, may also permit payment through any of the methods described in (b) through (g) below.

b) Services Rendered.

Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary prior to the award.

c) Promissory Note.

All or a portion of the Purchase Price or Exercise Price (as the case may be) of Shares issued under the Plan may be paid with a promissory note. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors, in its sole discretion, shall specify the term, interest rate, recourse, amortization requirements (if any) and other provisions of such note. Notwithstanding the foregoing, in no event may a Participant be permitted to purchase Shares or exercise an Option through the use of a promissory note or in any other manner if the Board of Directors determines that the use of such promissory note or any such other manner would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law.

d) Surrender of Shares.

All or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee provided, that such Shares are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Board of Directors in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)). Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value as of the date when the Option is exercised.

e) Broker-Assisted Exercise or Sale.

If the Shares are publicly traded, all or part of the Exercise Price or Purchase Price, as applicable, and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares otherwise issuable upon the exercise or purchase and to deliver all or part of the sales proceeds to the Company.

f) Net Exercise or Net Settlement.

An Award may permit exercise through a “net exercise” or “net settlement” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise or settlement of the Award by the largest whole number of Shares having an aggregate Fair Market Value (determined by the Board of Directors as of the exercise or settlement date) that does not exceed (1) the aggregate Exercise Price or Purchase Price, as applicable, if the applicable tax withholding and deductions required under applicable law is satisfied through another allowable payment method, or (2) the sum of (x) the aggregate Exercise Price or Purchase Price, as applicable, plus (y) the maximum amount of applicable tax withholding and deductions required under applicable law; provided that, to the extent Shares subject to an Award are withheld in this manner, the number of Shares subject to the Award following the net exercise or net settlement will be reduced by the sum of the number of Shares withheld and the number of Shares delivered to the Participant as a result of the exercise or settlement.

g) Other Forms of Payment.

To the extent that an Award Agreement so provides, the Purchase Price or Exercise Price of Shares issued under the Plan may be paid in any other form permitted by the laws of the Cayman Islands, as amended.

9.	OTHER EQUITY-BASED AWARDS.

The Board of Directors may grant other equity or equity-based Awards under the Plan to Eligible Individuals, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Board of Directors shall from time to time, in its sole discretion, determine, including, without limitation, phantom shares, share appreciation rights and restricted shares. Each such other equity or equity-based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be determined by the Board of Directors and reflected in the applicable Award Agreement.

10.	ADJUSTMENT OF SHARES.

a) General.

In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a reclassification, stock split, reverse stock split, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, proportionate adjustments shall automatically be made, as applicable, in each of (i) the number and kind of Shares available under Section 4, (ii) the number and kind of Shares covered by each outstanding Award, (iii) the Exercise Price under each outstanding Option and the Purchase Price applicable to any unexercised share purchase right, and (iv) any repurchase price that applies to Shares granted under the Plan pursuant to the terms of a Company repurchase right under the applicable Award Agreement. In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Shares, a recapitalization, a spin-off, merger, consolidation, split-up, split-off, combination, repurchase or exchange of Shares or other securities of the Company, or other similar corporate transaction, event or occurrence that affects the Shares, the Board of Directors, in its sole discretion, may make appropriate adjustments in one or more of the items listed in clauses (i) through (iv) above; provided, however, that the Board of Directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code to the extent the Company is relying on the exemption afforded thereunder with respect to an Award. No fractional Shares shall be issued under the Plan as a result of an adjustment under this Section 10(a), although the Board of Directors in its sole discretion may make a cash payment in lieu of fractional Shares.

b) Corporate Transactions.

In the event that the Company is a party to a merger or consolidation, or in the event of a sale of all or substantially all of the Company’s shares or assets, all Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board of Directors in its capacity as administrator of the Plan and in any event in accordance with the Articles, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or all portions of an Award) in an identical manner. The treatment specified in the transaction agreement or as determined by the Board of Directors may include (without limitation) one or more of the following with respect to each outstanding Award:

(i) The Company, the surviving corporation or a parent thereof may continue or assume the Award or substitute a comparable award for the Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Shares in the transaction). For avoidance of doubt, a comparable award need not be the same type of award as the Award for which it is substituted, and, in the case of an Option, need not have the same tax-status (e.g., a Nonstatutory Option may be substituted for an ISO).

(ii) The cancellation of the Award and a payment to the Participant with respect to each Share subject to the portion of the Award that is vested as of the transaction date (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Board of Directors in connection with such event as provided below) equal to the value of such Awards, if any, as determined by the Board of Directors (which value, if applicable, may be based upon the price per Share received or to be received by other Shareholders of the Company in such transaction), including, without limitation, in the case of an outstanding Option or other purchase right, the excess of (A) the value, as determined by the Board of Directors, in its absolute discretion, of the property (including cash) received by other Shareholders of the Company for each Share as a result of the transaction, over (if applicable) (B) the per-Share Exercise Price or Purchase Price of the Award (such excess, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent having a value equal to the value of such Award or aggregate Spread. In addition, any escrow, indemnification, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the other Shareholders of the Company in such transaction, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code . Receipt of the payment described in this Subsection (b)(ii) may be conditioned upon the Participant (i) representing and warranting as to the unencumbered title to the Participant’s Awards, (ii) acknowledging any such escrow, indemnification, holdback, earn-out or other provisions, and (iii) delivery of customary transfer documentation as reasonably determined by the Board of Directors, in each case, on a form prescribed by the Company. If the value of an Award, or any portion of an Award, or aggregate Spread applicable to an Award is zero or a negative number, then the Award may be cancelled without making a payment to the Participant.

(iii) Even if the Spread applicable to an Option or other purchase right is a positive number, the Option may be cancelled without the payment of any consideration; provided that the Optionee shall be notified of such treatment and given an opportunity to exercise the Option or purchase right (to the extent the Option or purchase right is vested or becomes vested as of the effective date of the transaction) during a period of not less than five (5) business days preceding the effective date of the transaction, unless (A) a shorter period is required to permit a timely closing of the transaction and (B) such shorter period still offers the holder a reasonable opportunity to exercise the Option or purchase right.

(iv) In the case of an Option or other purchase right: (A) suspension of the holder’s right to exercise the Option or purchase right during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to facilitate the closing of the transaction and/or (B) termination of any right the holder has to exercise the Option or purchase right prior to vesting in the Shares subject to the Option or purchase right (i.e., “early exercise”), such that following the closing of the transaction the Option or purchase right may only be exercised to the extent it is vested.

For the avoidance of doubt, the Board of Directors has discretion to accelerate, in whole or part, the vesting of, lapse of restrictions on and/or exercisability of any Award in connection with a corporate transaction covered by this Section 10(b).

For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (ii) above) of the original Award, whether designated in securities of the surviving corporation or its parent in such transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other Shareholders of the Company receive in connection with such transaction), and retains the vesting schedule applicable to the original Award.

Any adjustment, substitution, determination of value or other action taken by the Board of Directors under this Section 10 shall be conclusive and binding for all purposes.

c) Dissolution or Liquidation.

To the extent not previously exercised or settled, Awards shall terminate immediately prior to the liquidation or dissolution of the Company.

d) Reservation of Rights.

Except as provided in Section 7(e) or this Section 10, a Participant shall have no rights by reason of (i) any subdivision or consolidation of Company shares of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of Company shares of any class. Any issuance by the Company of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

e) Adjustment of Performance Criteria.

With respect to any Award subject to performance-based vesting conditions, the Board of Directors is authorized at any time, in its discretion, to equitably adjust or equitably modify the calculation of a performance goal (A) in the event of, or in anticipation of, any unusual, infrequently occurring or extraordinary corporate item, transaction, event or development affecting the Company, or any of its affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such performance goal), or the financial statements of the Company or any of its affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such performance goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

11.	MISCELLANEOUS PROVISIONS.

a) Securities Laws and Other Legal Requirements.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act and any applicable non-US securities laws, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be liable for a failure to issue Shares as a result of such requirements. Without limiting the foregoing, the Company may suspend the exercise of some or all outstanding Options for a period of up to 40 days in order to facilitate compliance with Securities Act Rule 701(e). Notwithstanding any provision in the Plan to the contrary, the Board of Directors reserves the right to add, at any time, any additional terms or provisions to any Award that the Board of Directors, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

b) Company’s Right to Cancel Certain Awards.

The Board of Directors may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. Except as provided in Section 10, if the Board of Directors determines to cancel all or any portion of an Award in accordance with the foregoing, the Board of Directors shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) in the case of Options or other Awards subject to exercise, pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or Purchase Price or any amount payable as a condition of issuance of

Shares, or (B) in the case of other Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards, or the underlying Shares in respect thereof. Any applicable amounts shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

c) No Retention Rights.

Nothing in the Plan or in any right or Award granted under the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

d) Treatment as Compensation.

Any compensation that an individual earns or is deemed to earn under this Plan shall not be considered a part of his or her compensation for purposes of calculating contributions, accruals or benefits under any other plan or program that is maintained or funded by the Company, a Parent or a Subsidiary.

e) No Uniformity of Treatment.

There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards, and the Board of Director’s determinations and interpretations with respect thereto, need not be the same with respect to each Participant and may be made selectively among Participants.

f) Governing Law.

The Plan and all Awards, sales and grants under the Plan shall be governed by, and construed in accordance with, the laws of the Cayman Islands, as such laws are applied to contracts entered into and performed in the Cayman Islands.

g) Conditions and Restrictions on Shares.

Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as provided in the Articles, which shall be incorporated into each applicable Award Agreement by reference and shall apply in addition to any restrictions that may apply to holders of Shares generally. In addition, Shares issued under the Plan shall be subject to conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage, which (for avoidance of doubt) need not be set forth in the applicable Award Agreement.

h) Tax Matters.

(i) As a condition to the award, grant, issuance, vesting, purchase, exercise, settlement or transfer of any Award, or Shares issued pursuant to any Award, granted under this Plan, a Participant shall be required to pay to the Company or Service Recipient, as applicable, an amount equal to the aggregate amount of any income, employment and/or other applicable taxes that are required to be withheld under applicable US federal, state, local and/or non-US tax withholding laws in respect thereof. In connection therewith, the Participant shall make such arrangements as the Board of Directors may require or permit for the satisfaction of such tax withholding obligations that may arise in connection with such event, including by (A) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Board of Directors in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such tax withholding liability (or portion thereof), or (B) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon such event, a number of Shares having an aggregate Fair Market Value equal to such tax withholding liability (or portion thereof).

(ii) Unless otherwise expressly set forth in an Award Agreement, it is intended that Awards shall be exempt from Code Section 409A, and any ambiguity in the terms of an Award Agreement and the Plan shall be interpreted consistently with this intent. To the extent an Award is not exempt from Code Section 409A (any such award, a “409A Award”), any ambiguity in the terms of such Award and the Plan shall be interpreted in a manner that to the maximum extent permissible supports the Award’s compliance with the requirements of that statute. Notwithstanding anything to the contrary permitted under the Plan, in no event shall a modification of an Award not already subject to Code Section 409A, or any subsequent action taken with respect to such Award, be given effect if such modification or action would cause the Award to become subject to Code Section 409A unless the parties explicitly acknowledge and consent to the modification or action as one having that effect. A 409A Award shall be subject to such additional rules and requirements as specified by the Board of Directors from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Section 409A(a)(1). In addition, if a transaction subject to Section 10(b) constitutes a payment event with respect to any 409A Award, then the transaction with respect to such award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A. This Section 11(i)(ii) shall only apply with respect to Participants to whom Section 409A of the Code is applicable.

(iii) Neither the Company nor any member of the Board of Directors shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan, including any taxes and penalties under Section 409A, as applicable, and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from such taxes or penalties. The Company makes no representation as to the tax treatment of any Award to any Participant, and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

(iv) No election under Section 83(b) of the Code or under a similar provision of any non-US law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Board of Directors in writing prior to the making of such election. If a Participant, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company and deliver a copy of such election to the Company within 10 days after filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

12.	DURATION AND AMENDMENTS; SHAREHOLDER APPROVAL.

a) Term of the Plan.

The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors (the “Effective Date”), subject to approval of the Company’s shareholders under Subsection (d) below.

b) Right to Amend or Terminate the Plan.

The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided, that no such amendment, suspension or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award therefore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Effect of Amendment or Termination. No Shares shall be issued or sold and no Award granted under the Plan after the termination thereof, except upon exercise or settlement of an Award granted and vested under the Plan prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Award previously granted under the Plan.

c) Shareholder Approval.

To the extent required by applicable law, the Articles the Plan will be subject to approval of the Company’s shareholders within 12 months of the Effective Date.

d) Amendment of Award Agreements.

The Board of Directors may, to the extent consistent with the terms of the Plan, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted and the associated Award Agreement, prospectively or retroactively (including after a Participant’s termination of Service); provided, that, except as provided pursuant to Section 10 or 11(c), any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

e) No Repricing.

Notwithstanding anything in the Plan to the contrary, without approval of the Board of Directors, except as otherwise permitted under Section 10 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Purchase Price of any other purchase right; (ii) the Board of Directors may not cancel any outstanding Option or purchase right and replace it with a new Option or purchase right (with a lower Exercise Price or Purchase Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or purchase right; and (iii) the Board of Directors may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

13.	DEFINITIONS.

(a) “Articles” means the fifth amended and restated memorandum and articles of association of the Company, as further amended, restated, revised and/or supplemented from time to time.

(b) “Award” means any award granted under the Plan, including as an Option, an award of Restricted Share Units, the grant or sale of Shares [or any other equity or equity-based award].

(c) “Award Agreement” means a Restricted Share Unit Agreement, Share Grant Agreement, Share Option Agreement or Share Purchase Agreement or such other agreement evidencing an Award under the Plan.

(d) “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(e) “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Participant’s termination of Service; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful misconduct or gross negligence in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s Service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or the Company, a Parent or a Subsidiary; (C) indictment of, or plea of guilty or no contest to, (I) any felony (in the U.S. or similar crime in any other country) or (II) any other crime involving dishonesty, fraud, or unethical business conduct, or that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or the Company, a Parent or a Subsidiary; (D) (I) unauthorized disclosure or use of confidential information or trade secrets of the Service Recipient or the Company, a Parent or a Subsidiary (including, but not limited to, in violation of any restrictive covenant agreement between the Participant and the Service Recipient or the Company, a Parent or a Subsidiary) (II) material breach of any agreement between the Participant and the Service Recipient or the Company, a Parent or a Subsidiary or (III) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment, or those set forth in the manuals or statements of policy of the Service Recipient; (E) commission of fraud against, or misappropriation, embezzlement or misuse of funds or property belonging to, the Service Recipient or the Company, a Parent or a Subsidiary; (F) act of personal dishonesty that involves personal profit in connection with the Participant’s Service to the Service Recipient or (G) failure to cooperate in good faith with a governmental or internal investigation of the Service Recipient or the Company, a Parent or a Subsidiary or their respective directors, officers or employees, if the Service Recipient or the Company has requested the Participant’s cooperation; provided, in any case, that a Participant’s resignation after an event that would be grounds for a termination of Service for Cause will be treated as a termination of Service for Cause hereunder.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of the Board of Directors, as described in Section 2(a).

(h) “Company” means VTEX, a Cayman Islands exempted company.

(i) “Consultant” means a person, excluding Employees and Outside Directors, who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor and, in the case of persons who are residents of the United States, who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

(j) “Date of Grant” means the date of grant specified in the Award Agreement, which date shall be the later of (i) the date on which the Board of Directors resolved to grant the Award or (ii) the first day of the Participant’s Service.

(k) “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of a termination of Service; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or the Company, a Parent or a Subsidiary in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Board of Directors, in its sole and absolute discretion.

(l) “Effective Date” shall have the meaning set forth in Section 12(a).

(m) “Eligible Individual” means any (i) Employee (provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Individual unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto), (ii) Outside Director, or (iii) Consultant.

(n) “Employee” means any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(o) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(p) “Exercise Price” means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Share Option Agreement.

(q) “Fair Market Value” means the fair market value of a Share, as reasonably determined by the Board of Directors in good faith; provided, that, if the Shares are listed and traded on any stock exchange at the time of any such determination, “Fair Market Value” as of any date means (i) the closing sales price for the Shares (on any exchange on which the Shares are traded) on such date or on the trading day immediately prior to such date, or (ii) a trailing average of previous closing prices on any such exchange prior to such date, as reasonably determined by the Board of Directors in good faith and consistently applied. Such determination shall be conclusive and binding on all persons.

(r) “Grantee” means a person to whom the Board of Directors has awarded Shares under the Plan.

(s) “ISO” means an Option that qualifies as an “incentive stock option” as described in Code Section 422(b). Notwithstanding its designation as an ISO, an Option that does not qualify as an ISO under applicable law shall be treated for all purposes as a Nonstatutory Option.

(t) “Nonstatutory Option” means an Option that does not qualify as an “incentive stock option” as described in Code Section 422(b) or 423(b).

(u) “Option” means an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(v) “Optionee” means a person who holds an Option.

(w) “Outside Director” means a member of the Board of Directors who is not an Employee.

(x) “Outstanding Shares” means the then-outstanding Shares, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the exercise of any similar right to acquire such Shares, and the exercise or settlement of then-outstanding Awards (or similar awards under any other Share or equity plans maintained by the Company).

(y) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all share classes in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(bb) “Plan” means this VTEX 2021 Share Plan.

(cc) “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board of Directors.

(dd) “Purchaser” means a Participant to whom the Board of Directors has offered the right to purchase Shares under the Plan (other than upon exercise of an Option).

(ee) “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(ff) “Restricted Share Unit” means an unfunded and unsecured promise to deliver one Share, cash equal to the Fair Market Value of one Share on the applicable settlement date, or other securities or other property having an equivalent value, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous Service for a specified period of time), granted under Section 7 of the Plan.

(gg) “Restricted Share Unit Agreement” means the agreement between the Company and the recipient of one or more Restricted Share Units that contains the terms, conditions and restrictions pertaining to such Restricted Share Unit.

(hh) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ii) “Service” means service as an Employee, Outside Director or Consultant. In case of any dispute as to whether and when Service has terminated, the Board of Directors shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

(jj) “Service Recipient” means, with respect to a Participant holding a given Award, the entity by which the original recipient of such Award is, or following a termination of Service was most recently, principally employed or to which such original recipient provides, or following a termination of Service was most recently providing, Service, as applicable.

(kk) “Share” means one ordinary share of the Company, as adjusted in accordance with Section 10 (if applicable).

(ll) “Share Grant Agreement” means the agreement between the Company and a Grantee who is awarded Shares under the Plan that contains the terms, conditions and restrictions pertaining to the award of such Shares.

(mm) “Share Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

(nn) “Share Purchase Agreement” means the agreement between the Company and a Purchaser who purchases Shares under the Plan that contains the terms, conditions and restrictions pertaining to the purchase of such Shares.

(oo)

(pp) “Sub-Plan” means any sub-plan to the Plan that has been adopted by the Board of Directors for the purpose of permitting or facilitating the offering of Awards to employees of certain Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with applicable law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable law, the Plan Share Reserve and the other limits specified in Section 4 of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(qq) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns share possessing 50% or more of the total combined voting power of all share classes in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

”Substitute Awards” shall have the meaning set forth in Section 4(d) here.